AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement (this “Amendment”) is effective as of the 21st day of August, 2014 and is made by and among Bank of Hampton Roads, Inc., a corporation organized under the laws of, and authorized by statute to accept deposits and hold itself out to the public as engaged in the banking business in, the Commonwealth of Virginia having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452 (“BHR” or the “Employer”).  BHR is a wholly owned subsidiary of Hampton Roads Bankshares, Inc., a Virginia corporation having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, Virginia 23452 (“HRB”) and Donna W. Richards (the “Executive”).

WITNESSETH:

WHEREAS, on May 22, 2013, the Executive and the Employer entered into an employment agreement (the “Agreement”) whereby the Executive agreed to serve as President of BHR;

WHEREAS, the parties now desire to amend the Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the benefits received by the Executive under those certain Equity Award Agreements dated August 22, 2014 by and between HRB and the Executive, and intending to be legally bound hereby, the parties agree as follows:

1. A new Section 7 is added to the Agreement as follows:

“7.           Restrictive covenants.

(a)           Non-Solicitation of Clients. During the Executive's employment with the Employer and for a period of two years following the termination of the Executive’s employment hereunder (but not the expiration of this Agreement), the Executive covenants and agrees that she will not directly or indirectly, for herself or for the benefit of another, solicit a Client for the purpose of providing banking services of any type that the Employer rendered to its clients in the twelve months immediately preceding her termination of employment. The term “Client” as used in this Section 8 of the Agreement shall be defined as any individual or entity that paid or engaged the Employer for banking services in the twelve month period immediately preceding the date of Executive's termination of employment and with whom Executive had contact, involvement or communication, directly or indirectly, during such time.

(b)           Non-Solicitation of Employees. During the Executive’s employment with the Employer and for a period of two years following the termination of the Executive’s employment hereunder (but not the expiration of this Agreement), the Executive shall not, on the Executive’s own behalf or on behalf of any third party, recruit or hire any individual who was employed by the Employer at any point during the twelve month period immediately preceding her termination of employment with whom the Executive had contact, involvement or communication, during such time.

(c)           Non-Competition. During Executive’s employment with the Employer and for a period of two years following the termination of the Executive’s employment hereunder (but not the expiration of this Agreement), the Executive covenants and agrees that she will not either as principal, owner (of greater than 5% of the ownership interests), partner, director, officer, employee, agent, or consultant provide services that are substantially similar to those she provided while employed by the Employer and that compete with the banking services that the Employer provided at any time during the twelve month period immediately preceding Executive's termination of employment. The foregoing restriction shall only apply within a 25-mile radius of the location of HRB’s corporate headquarters and any office or branch of HRB or any of its subsidiaries in operation as of the date of her termination of employment.”

2. Section 13 is hereby deleted in its entirety and replaced with the following:

“13.           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of Sections 6 and 7 of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of Sections 6 and 7 of this Agreement and to enforce specifically the terms and provisions of Sections 6 and 7 of this Agreement, and that such injunctive relief shall be in addition to any other remedy to which any party is entitled at law or in equity. The existence of any claim or cause of action of the Executive against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictions, covenants and agreements contained in this Agreement.  Furthermore, in addition to any other remedies, the Executive agrees that any violation of the provisions in Sections 6 and 7 will result in the immediate forfeiture of any vested or unvested stock options and unvested restricted stock units, if any, issued pursuant to those certain Equity Award Agreements dated August 22, 2014 by and between HRB and the Executive.  The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.”

3. Sections 7 (Representations and Warranty of the Executive) through 23 (Venue) of the Agreement are hereby renumbered as Sections 8 through 24.

4. Except as expressly herein modified and amended, all terms, provisions, and conditions of the Agreement shall remain in full force and effect.

5. This Amendment may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same amendment.

6. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives and assigns.

7. This Amendment is effective as of the date set forth above.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Douglas J. Glenn
Name:	Douglas J. Glenn
Its:	Pres/CEO

BANK OF HAMPTON ROADS

By:	/s/ Douglas J. Glenn
Name:	Douglas J. Glenn
Its:	CEO

EXECUTIVE

/s/ Donna A. Richards
Donna A. Richards